Exhibit 5.1

OPINION AS TO LEGALITY

JOSEPH I. EMAS
ATTORNEY AT LAW
1224 Washington Avenue
Miami Beach, Florida 33139

Telephone	Facsimile
(305) 531-1174	(305) 531-1274

September 6, 2005

United States Securities and Exchange Commission
Washington, D.C. 20549

Re: GA Computer Sciences, Inc.

Ladies and Gentlemen:

I have acted as counsel for GA Computer Sciences, Inc., a Nevada corporation (the “Company”), in connection with the preparation of this registration statement on Form SB-2, (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the public offering (the “Offering”) of up to 3,055,000 shares (the “Registered Shares”) by existing shareholders of the Company and up to an additional 500,000 shares (the “Treasury Shares”) (collectively, the Registered Shares and the Treasury Shares are referred to as the “Shares”) of the Company’s common stock (the “common stock”).

In rendering the opinion set forth below, I have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company’s Articles of Incorporation; (c) the Company’s Bylaws; (d) certain records of the Company’s corporate proceedings as reflected in its minute books; (e) such statutes, records and other documents as I have deemed relevant (f) certain representations made by the Company, its counsel and its auditors.

In addition, I opine upon Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.

In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof. In addition, I have made such other examinations of law and fact, as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based on the foregoing, I am also of the opinion that:

  The Company is a corporation duly authorized and validly existing and in good standing under the laws of the State of Nevada, with corporate power to conduct its business as described in the Registration Statement.

  I am of the opinion that all of the Registered Shares are validly issued, fully paid and non-assessable pursuant to the corporate law of the State of Nevada (Chapter 78A of the Nevada Revised Statutes).

  All the Treasury shares described in the Registration Statement are duly and validly authorized and, upon the issuance thereof, will be duly and validly issued as fully paid and non-assessable.

I hereby consent to the Company’s filing of this legal opinion with the Securities and Exchange Commission as Exhibit 5.1 to its registration statement on Form SB-2 this amendment to its registration statement on Form SB-2/A.

Very truly yours:

/s/ Joseph I. Emas

Joseph I. Emas